EXHIBIT 99.1

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625
Wolverine Tube Announces Third Quarter Results
Operations Impacted by Restructuring Plans
Operating Income Significantly Improved
Huntsville, Alabama, (November 1, 2006) –— Wolverine Tube, Inc. (NYSE:WLV), today reported its results for the third quarter of 2006. Net loss for the quarter ended October 1, 2006 was $49.5 million, or $3.29 per share, as compared to a net loss of $11.2 million, or $0.74 per share, in the third quarter of 2005. Included in the net loss for the third quarter of 2006 is $44.3 million of after-tax restructuring and other nonrecurring charges. Of these charges, $42.5 million relates to the planned closure of our manufacturing facilities located in Jackson, Tennessee and Montreal, Quebec and the consolidation of our U.S. wholesale distribution facility into the Decatur, Alabama plant as announced on September 13, 2006. The remaining $1.8 million was attributed to nonrecurring professional advisory fees incurred in conjunction with our strategic planning and balance sheet restructuring efforts. In the third quarter of 2005, we recorded an after-tax restructuring charge of $1.2 million. Comparatively, excluding these charges, the net loss would have been $5.2 million, or $0.35 per share, for the third quarter of 2006 and a loss of $10.0 million, or $0.66 per share in the third quarter of 2005.
Net sales for the third quarter of 2006 were $396.1 million as compared to $225.7 million in the third quarter of 2005. The increase in net sales is primarily due to the increased price of copper which is generally passed through to customers. The higher sales reflect the average COMEX copper price of $3.54 per pound compared to $1.70 per pound in the prior year, a 108 percent increase. Total pounds of product shipped were 84.9 million, an increase of 2.5 percent from last year’s third quarter pounds of 82.8 million. Operating income, excluding the above mentioned restructuring and other nonrecurring charges, was $3.2 million in the third quarter of 2006 compared to an operating loss of $10.7 million in the same period of the prior year. Earnings before interest, taxes, depreciation and amortization (EBITDA), which was impacted by the restructuring charges noted above, were a loss of $49.0 million as compared to a loss of $8.6 million in the same period of the prior year. Excluding the restructuring and nonrecurring charges, EBITDA would have been $7.4 million in the third quarter 2006 as compared to a negative EBITDA of $6.8 million in the same period of 2005.
Commenting on the results, Chip Manning, President and Chief Executive Officer said, “Our third quarter results reflect the anticipated softening in demand in the wholesale market from the unusually strong second quarter.” Manning continued, “As we compare to the prior year, our financial performance in the third quarter showed improvement in gross profit and income from operations over the same period in 2005. The restructuring charges related to the closure of our manufacturing facilities had a negative impact on current quarter results. However, these closures are in line with our strategic planning process and will rationalize our North American manufacturing facilities and product offering and consolidate operations, all designed to improve our future financial performance. The plant closings are proceeding as planned and should be completed by the end of the year. It is not anticipated that these actions will have a negative impact on our near-term liquidity.”
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

Third Quarter Results By Segment
Commercial products gross profit was $12.0 million compared to the prior year’s third quarter loss of $1.4 million. The gross profit improvement was a result of higher demand and lower unit manufacturing costs which were partially offset by lower unit fabrication revenues. Shipments increased 20.0 percent to 65.4 million pounds. Net sales were $301.2 million as compared to $158.4 million in the prior year. These results reflect the higher copper prices and improved demand in our major product groups.
Gross profit in wholesale products was a loss of $2.4 million in 2006 compared to a loss of $1.4 million in the third quarter of 2005. This change is due to significantly lower volumes and increased manufacturing costs which more than off-set the improved unit fabrication revenues. Additionally, the allocation of our base inventory hedging losses in the quarter impacted this product segment, which contributed to the overall loss for the quarter. Shipments totaled 15.4 million pounds as compared to last year’s 22.8 million pounds. Notwithstanding the reduction in pounds shipped, significantly higher copper prices resulted in an increase in net sales to $72.4 million from the prior year’s $51.0 million.
Gross profit in rod, bar and other products was $140 thousand in the third quarter of 2006, compared to gross profit of $943 thousand in the same period of 2005. The reduction in gross profit is attributed to weaker demand, higher unit costs due to the underabsorption of overhead, productivity challenges in the Montreal facility and the negative impact of the strength of the Canadian dollar. These items were offset by higher unit fabrication revenue. Pounds of rod and bar product shipped were 4.1 million in the third quarter of 2006, as compared to 5.5 million pounds in 2005. Net sales increased to $22.5 million from $16.3 million in 2005, reflecting increased copper prices, offset by reduced volume.
Liquidity
Commenting on liquidity, Jed Deason, Chief Financial Officer, stated, “As of October 27, the Company had utilized $55.4 million under its receivables sale facility and had $4.5 million of outstanding borrowings under its $35.0 million revolving credit facility, which is also used to support letters of credit and other holdbacks. Total North American available liquidity as of October 27 was $29.8 million, including $12.1 million in cash in North America and $17.7 million under the revolving credit facility. We continue to closely monitor our available liquidity.” Deason concluded, “We continue to work with Rothschild, Inc. on short term liquidity and capital structure issues. We have issued a separate press release today that provides an update on our Restructuring and Rationalization Program.”
Third Quarter Conference Call
The Company will hold a conference call this morning at 9:30 a.m. Central Time (10:30 a.m. Eastern Time) to discuss the contents of this release. Dial in to the conference call line at (866) 710-0179 (Access Code: Wolverine) ten minutes prior to the scheduled start time. A link to the broadcast can be found on the Company’s website at http://www.wlv.com, in the Investor Relations section under the “Conference Calls” link. If you are unable to participate at this time, a replay will be available through November 30, 2006 on this website or by calling (877) 919-4059 (pass code: 15909398). Should you have any problems accessing the call or the replay, please contact the Company at (256) 580-3958.
The tables following the text of this press release provide financial details that will be discussed on the conference call. This includes a reconciliation of net income (loss) to earnings before interest, taxes, depreciation and amortization. This press release, including these financial details, is now available on the Wolverine website at http://www.wlv.com in the Investor Relations section under the heading, “Press Releases.”
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

About Wolverine Tube, Inc.
Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, and metal joining products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.
Forward-looking Statements
Forward-looking statements in this press release are made pursuant to the “Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as “may”, “should”, “will”, “expect”, “believe”, “plan”, “anticipate” and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company’s expectations of future operating and financial results and liquidity. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions about the Company’s business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future operating and financial results and liquidity, factors that could affect actual results include, without limitation, the effect of currency fluctuation; energy and raw material costs and our ability to effectively hedge these costs; fluctuation in COMEX copper, silver and other metals pricing; continuation of historical trends in customer inventory levels and expected demand for our products; outsourcing levels of OEMs; the rate and pace of substitutions for copper products on our product lines; the level of customer demand in the Mexican market; competitive products and pricing; environmental contingencies; regulatory matters; changes in technology and our ability to maintain technologically competitive products; the mix of geographic and product revenues; the success of our product and process development activities, productivity and efficiency initiatives, including and related to transportation and natural gas, electricity and other utilities; the impact and timing of the closing of the Jackson, Tennessee and Montreal, Quebec facilities; global expansion activities, market share penetration efforts; working capital management programs and capital spending initiatives; the customers’ continuing support of payment terms; and our ability to pursue alternative sources of liquidity. A discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.
—tables to follow—
Corporate Headquarters
200 Clinton Avenue West, Suite 1000
Huntsville, AL 35801

WLV Reports Third Quarter Results

November 1, 2006
WOLVERINE TUBE, INC. FINANCIAL DATA
Consolidated Statements of Operations (Unaudited)

	Three-month period ended		Nine-month period ended
In thousands, except per share data	10/1/2006	10/2/2005	10/1/2006	10/2/2005
Pounds shipped	84,874	82,796	278,992	240,537

Net sales	$396,100	$225,704	$1,112,396	$635,507
Cost of goods sold	386,329	227,615	1,062,607	621,704

Gross profit (loss)	9,771	(1,911)	49,789	13,803

Selling, general and administrative expenses	6,535	8,795	23,928	25,747
Advisory fees and expenses	1,792	—	3,907	—
Restructuring charges	55,580	1,849	55,571	1,903

Operating (loss)	(54,136)	(12,555)	(33,617)	(13,847)

Interest expense, net	6,908	5,235	19,521	15,801
Amortization and other, net	(775)	323	1,484	765

Loss before income taxes	(60,269)	(18,113)	(54,622)	(30,413)

Income tax provision (benefits)	(10,749)	(6,915)	(9,393)	(11,051)

Net (loss)	$(49,520)	$(11,198)	$(45,229)	$(19,362)

Basic (loss) per share:	$(3.29)	$(0.74)	$(3.00)	$(1.29)

Diluted (loss) per share:	$(3.29)	$(0.74)	$(3.00)	$(1.29)
Weighted average number of common shares outstanding:

Basic shares	15,072	15,034	15,068	15,015
Diluted shares	15,072	15,034	15,068	15,015

Segment Information (Unaudited)

	Three-month period ended		Nine-month period ended
In thousands	10/1/2006	10/2/2005	10/1/2006	10/2/2005
Pounds:
Commercial	65,366	54,452	198,599	162,174
Wholesale	15,397	22,846	66,660	65,628
Rod, bar, and other	4,111	5,498	13,733	12,735

Total pounds	84,874	82,796	278,992	240,537

Net sales:
Commercial	$301,223	$158,424	$788,633	$458,375
Wholesale	72,424	51,017	261,743	135,044
Rod, bar, and other	22,453	16,263	62,020	42,088

Total net sales	$396,100	$225,704	$1,112,396	$635,507

Gross Profit (Loss):
Commercial	$11,983	$(1,429)	$28,081	$13,662
Wholesale	(2,352)	(1,425)	22,101	(1,727)
Rod, bar, and other	140	943	(393)	1,868

Total gross profit (loss)	$9,771	$(1,911)	$49,789	$13,803

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WLV Reports Third Quarter Results

November 1, 2006
WOLVERINE TUBE, INC.
Condensed Consolidated Balance Sheet (Unaudited)

In thousands	10/1/2006	10/2/2005	12/31/2005
Assets
Cash and cash equivalents	$24,491	$25,467	$27,329
Accounts receivable	93,875	109,475	104,186
Inventory	171,552	132,479	146,705
Other current assets	11,050	27,244	10,209
Property, plant and equipment, net	145,003	187,096	181,238
Other assets	111,868	100,429	99,098

Total assets	$557,839	$582,190	$568,765

Liabilities and Stockholders’ Equity
Accounts payables and other accrued expenses	$144,493	$98,512	$106,754
Short-term borrowings	2,655	$170	248
Deferred income taxes	751
Pension liabilities	34,569	31,399	42,889
Long-term debt	235,041	235,192	234,920
Other liabilities	20,568	20,278	20,652

Total liabilities	438,077	385,551	405,463

Stockholders’ equity	119,762	196,639	163,302

Total liabilities and stockholders’ equity	$557,839	$582,190	$568,765

WLV Reports Third Quarter Results

November 1, 2006
WOLVERINE TUBE, INC. FINANCIAL DATA
Consolidated Statements of Cash Flow (Unaudited)

	Nine-month period ended
In thousands	10/1/2006	10/2/2005
Net (loss)	($45,229)	($19,362)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	12,982	12,803
Other non-cash charges	53,872	4,119
Changes in operating assets and liabilities	(24,112)	1,885

Net cash used by operating activities	(2,487)	(555)

Investing activities:
Additions to property, plants and equipment	(3,760)	(7,639)
Other	104	861

Net cash used by investing activities	(3,656)	(6,778)

Financing activities:
Net borrowings	2,383	(2,093)
Issuance of common stock	62	430
Other	(1,062)	(997)

Net cash provided (used) by financing activities	1,383	(2,660)

Effect of exchange rate	1,922	443

Net decrease in cash	(2,838)	(9,550)

Cash and equivalents at beginning of year	27,329	35,017

Cash and equivalents at quarter end	$24,491	$25,467

This press release contains, and our conference call will include, references to earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income (loss). Management believes EBITDA and adjusted EBITDA are meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.
Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes, Depreciation and Amortization (Unaudited)

	Three-month period ended		Nine-month period ended
In thousands	10/1/2006	10/2/2005	10/1/2006	10/2/2005
Net Income (loss)	($49,520)	($11,198)	($45,229)	($19,362)
Depreciation and amortization	4,367	4,258	12,982	12,803
Interest expense, net	6,908	5,235	19,521	15,801
Income tax provision/(benefit)	(10,749)	(6,915)	(9,393)	(11,051)

Earnings before interest, taxes, depreciation and amortization (EBITDA)	(48,994)	(8,620)	(22,119)	(1,809)
Restructuring Charges	55,580	1,849	59,477	1,903
Advisory fees and expenses	1,792	—	—	—
Asset impairment	(1,021)	—	—	—

Adjusted EBITDA	$7,357	($6,771)	$37,358	$94